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                                                                  EXHIBIT 10.26


  YOU ARE STRONGLY ENCOURAGED TO READ THIS DOCUMENT CAREFULLY AND TO CONSULT
                WITH AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.



                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") by and between Manhattan Associates, Inc, a Georgia corporation (the "Company"), and Richard Haddrill (the "Executive") is hereby entered into as of the 11th day of October, 1999.

         WHEREAS, Company desires to employ executive as President and Chief Executive Officer and Executive desires to accept said employment by Company; and

         WHEREAS, Company and Executive have agreed upon the terms and conditions of Executive's employment with Company and the parties desire to express the terms and conditions in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:

         1. Definitions. For purposes of this Agreement, the following terms and phrases shall have the following definitions:

                  A. Board shall mean the Board of Directors of the Company.

                  B. Cause shall include but not be limited to an act or acts or an omission to act by the Executive involving (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from the Executive's Disability) and such failure continues after written notice to the Executive providing a reasonable description of the basis for the determination that the Executive has failed to perform his duties, (ii) indictment for a criminal offense other than misdemeanors not disclosable under the federal securities laws, (iii) breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has not already materially damaged the Company, or is susceptible to remedy or cure and no such damage has occurred, is not cured or remedied reasonably promptly after written notice to the Executive providing a reasonable description of the breach, or (iv) conduct that the Board of Directors of the Company has determined, in good faith, to be dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company's Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Executive prior to such conduct.

                  C. Change of Control shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company;
         (iii) the date the stockholders of the Company (or the Board, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) (unless in the event that forty-five percent (45%) of the ownership of the voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis) is held by a single individual other than Alan Dabbiere)of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder's ownership of voting capital stock of the Company immediately before the merger or consolidation; or (iv) the individuals who, as of the date of this Agreement were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by the


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   YOU ARE STRONGLY ENCOURAGED TO READ THIS DOCUMENT CAREFULLY AND TO CONSULT
                WITH AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.



constitute "parachute payments" (as defined in Code ss.280G) (hereinafter referred to as "Parachute Payments") would be subject to the Code ss.4999 excise tax. If the ITC determines that the Parachute Payments to the Executive would be subject to the Code ss.4999 excise tax, then the Executive shall receive an additional lump sum cash payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Code ss.4999 excise tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive shall retain from the Gross-Up Payment an amount equal to the Code ss.4999 excise tax imposed upon the Parachute Payments, but in no event shall such Gross-Up Payment exceed one million two hundred thousand dollars ($1,200,000.00). If the ITC shall determine that no Code ss.4999 excise tax is payable by the Executive, the ITC shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Code ss.4999 excise tax due on the Executive's income tax returns.

                  (d) The Executive shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by the Company of Code ss.4999 excise tax on behalf of the Executive. If the Executive is subsequently required to make a payment of any Code ss.4999 excise tax by the IRS, then the Company shall make a payment to the Executive equal to the difference between the proper Gross-Up Payment which should have been made to the Executive originally assuming that the IRS assessment is correct and the actual initial Gross-Up Payment (the "Gross-Up Underpayment"), as determined by the ITC; provided, however, the Company may, in lieu of making such Gross-Up Underpayment to the Executive, notify the Executive in writing that it desires that the Executive contest the IRS' claim, in which case the Executive and the Company shall cooperate, and the Company shall bear all costs and expenses (including payment of any resulting Gross-Up Underpayment ultimately determined to be due, additional interest and penalties) incurred in connection with contesting such claim.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    Manhattan Associates, Inc.


                                    By:    /s/ Alan J. Dabbiere
                                       -----------------------------------------

                                    Name: Alan J. Dabbiere
                                         ---------------------------------------

                                    Title: Chairman
                                          --------------------------------------

                                    Date:
                                         ---------------------------------------

                                    EXECUTIVE:



                                         /s/ Richard Haddrill
                                    --------------------------------------------
                                    Richard Haddrill

                                    Date:     10/11/99
                                         ---------------------------------------






                   SEPARATION AGREEMENT AND GENERAL RELEASE